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                                                                  EXECUTION COPY

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                         ------------------------------

                             CONVERTIBLE DEBENTURE
                               PURCHASE AGREEMENT

                         ------------------------------



                         Dated as of September 9, 1997












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                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----


Terms of Purchase; Payment Terms .......................................... 1
    1.1   Sale and Purchase ............................................... 1
    1.2   Terms of the Debentures ......................................... 1
    1.3   Closing ......................................................... 2

2.  Representations and Warranties of the Company ......................... 2
    2.1   Organization, Good Standing and Qualification ................... 3
    2.2   Corporate Power ................................................. 3
    2.3   Capitalization and Voting Rights ................................ 3
    2.4   Authorization ................................................... 4
    2.5   Title to Properties and Assets, Liens, etc ...................... 4
    2.6   Certain Contracts or Arrangements ............................... 5
    2.7   Compliance with Other Instruments, None Burdensome. etc ......... 5
    2.8   Litigation, etc ................................................. 6
    2.9   Securities Act .................................................. 6
    2.10  Financial Statements; Changes ................................... 6
    2.11  Licenses, Accreditation and Regulatory Matters .................. 6

3.  Representations and Warranties of Purchasers and Transfer
      Restrictions ........................................................ 7
    3.1   Representations and Warranties by Each Purchaser ................ 7
    3.2   Legends ......................................................... 8
    3.3   Removal of Legend and Transfer Restrictions ..................... 9

4.  Conditions to Closings ................................................ 9
    4.1   Conditions to Obligations of the Purchasers ..................... 9
    4.2   Conditions to Obligations of the Company ....................... 10

5.  Financial Covenants .................................................. 11
    5.1   Indebtedness ................................................... 11
    5.2   Liens .......................................................... 12
    5.3   Distributions or Redemptions ................................... 13

6.  Operating and Reporting Covenants .................................... 13
    6.1   Financial Statements; Meetings ................................. 13
    6.2   Conduct of Business, Etc ....................................... 14
    6.3   Affiliated Transactions ........................................ 14
    6.4   Merger, Consolidation, Reorganization, Sale of Assets,
            Acquisition .................................................. 15
    6.5   No Amendments to Charter Documents ............................. 15
    6.6   Restrictions on Other Agreements ............................... 15
    6.7   Stay, Extension and Usury Laws ................................. 15
    6.8   Right of Participation in Financings ........................... 16



                                      (i)

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                                                                          Page
                                                                          ----

7.  Conversion ........................................................... 16
    7.1   Optional Conversion ............................................ 16
    7.2   Procedures ..................................................... 17
    7.3   Conversion Price Adjustments ................................... 17
    7.4   Other Adjustments .............................................. 20
    7.5   Mergers and Other Reorganizations .............................. 21

8.  Events of Default; Remedies .......................................... 21
    8.1   Events of Default .............................................. 21
    8.2   Remedies on Default, Etc. ...................................... 23

9.  Intercreditor Matters ................................................ 23
    9.1   Subordination to Payment ....................................... 23
    9.2   Bankruptcy or Liquidation ...................................... 23
    9.3   Payment Default on Senior Debt ................................. 24
    9.4   Non-Payment Default on Senior Debt ............................. 24
    9.5   Limitation on the Exercise of Certain Rights ................... 24
    9.6   Subrogation .................................................... 24
    9.7   Absolute Obligation ............................................ 25
    9.8   Conversion ..................................................... 25

10. Miscellaneous ........................................................ 25
    10.1  Waivers and Amendments ......................................... 25
    10.2  Governing Law .................................................. 25
    10.3  Survival ....................................................... 26
    10.4  Successors and Assigns ......................................... 26
    10.5  Entire Agreement ............................................... 26
    10.6  Notices,  etc .................................................. 26
    10.7  Separability ................................................... 26
    10.8  Finder's Fees .................................................. 26
    10.9  Expenses and Fees .............................................. 27
    10.10 Titles and Subtitles ........................................... 27
    10.11 Counterparts ................................................... 27
    10.12 Delays or Omissions ............................................ 27


                                      (ii)

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         THIS CONVERTIBLE DEBENTURE PURCHASE AGREEMENT is entered into as of
September 9, 1997, among Bone, Muscle and Joint, Inc., a Delaware corporation (the "Company"), and each of the undersigned purchasers of Subordinated Convertible Debentures of the Company (collectively the "Purchasers" and each individually, a "Purchaser") listed in Exhibit A hereto.

         In consideration of the mutual promises, covenants and conditions hereinafter set forth, the parties hereto mutually agree as follows:

         1.  Terms of Purchase; Payment Terms.

             1.1 Sale and Purchase. Subject to the terms and conditions herein set forth, the Company shall issue and sell to each of the Purchasers, and each Purchaser shall purchase from the Company a subordinated convertible debenture due August 31, 2000 in substantially the form attached hereto as Exhibit B (a "Debenture" and collectively, the "Debentures") in the principal amount set forth opposite the name of such Purchaser in Exhibit A hereto for a purchase price equal to 100% of the principal amount thereof (the "Purchase Price"). The Debentures, which will aggregate to $4,000,000 in principal amount, will be dated the date of issuance thereof, mature on August 31, 2000 (the "Maturity Date"), bear interest and be payable as set forth in Section 1.2 hereof and be convertible as set forth in Section 7 hereof.

             1.2 Terms of the Debentures.

                 (a) Interest. The Debentures shall bear interest on the unpaid principal amount thereof from the date of issuance thereof through the Maturity Date at the rate of six (6%) per annum (the "Interest"). The Interest shall be computed on the basis of a 360-day year and the actual number of days elapsed, and be payable on each December 31 and June 30 for the respective six-month periods ending on each such date, commencing on December 31, 1997, and upon any other payment or conversion of any principal amount of the Debentures.

                 (b) Default Interest. In the event that any amount payable in respect of the Debentures is not paid within fifteen (15) days of when due and payable (whether at stated maturity, by acceleration or otherwise), the principal amount of the Debentures, together with all unpaid Interest thereon shall, notwithstanding anything herein to the contrary and until payment on the Debentures has been brought current, thereafter bear interest at a rate of ten percent (10%) per annum, compounded semi-annually.

                 (c) Principal Payments. Subject to prior prepayment, acceleration or conversion pursuant to the terms of this Agreement and prepayments authorized under Section 1.2(f), the Company shall pay the principal balance of the Debentures, without setoff, deduction or counterclaim, together in each case with all accrued interest thereon on August 31, 2000.


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                 (d) Conversion. The Debentures shall be convertible at the option of a majority in interest of the Purchasers into shares of Common Stock, $0.001 par value per share ("Common Stock") of the Company, all in accordance with, on the terms and during the periods set forth in Section 7 hereof. No conversion of the Debentures shall be permitted except as provided in Section 7 hereof.

                 (e) Payments on the Debentures. All payments of principal and interest on the Debentures shall be made by the Company in lawful money of the United States of America in immediately available funds not later than 12:00 p.m., New York City time, on the date such payment is due, or, if such date is not a business day, then on the next succeeding business day, at the address of the Purchasers stated in Exhibit A hereto or, if not so stated, at such other addresses of which the Company shall have received written notice or, at the Company's or the Purchaser's election, by crediting the Purchaser's account at a bank designated by the Purchaser in writing to the Company.

                 (f) Prepayment. Subject to the Purchaser's rights of conversion pursuant to the terms of Section 7 hereof, the outstanding principal amount of the Debentures may be prepaid, in whole but not in part, by the Company at any time following the second anniversary of the date hereof (the "Second Anniversary") upon thirty (30) days prior written notice to the Purchasers; provided, however, that the Company may prepay the Debentures prior to the Second Anniversary if prior to such date the Company shall have completed an initial public offering for its Common Stock, such Common Stock shall be listed on a nationally recognized exchange or the NASDAQ National Market (an "IPO") and the closing price for such Common Stock shall have been at least 200% of the initial Conversion Price for twenty (20) out of thirty (30) consecutive trading days. The Debentures shall be subject to prepayment, at the option of the Purchasers, upon the consummation of: (i) the sale of all or substantially all of the assets of the Company; (ii) the sale or transfer of all or a majority of the outstanding Common Stock of the Company in any one transaction or series of related transactions; or (iii) the merger or consolidation of the Company with or into another corporation or entity (other than a wholly-owned subsidiary or in connection with an acquisition permitted under the terms of this Agreement) (each of the foregoing, a "Liquidity Event").

             1.3 Closing. A closing (the "Closing") of the sale and purchase of the Debentures shall take place at such location, date and time and in such manner as shall be mutually agreed upon by the Company and the Purchasers (the "Closing Date"). At the Closing, the Company will deliver the Debentures being acquired by each Purchaser against payment of the full Purchase Price therefor by or on behalf of each Purchaser to the Company by certified or bank cashier's check or wire transfer of immediately available funds.

         2. Representations and Warranties of the Company. The Company hereby represents and warrants to each of the Purchasers, except as set forth in an exceptions letter (the "Exceptions Letter") furnished to the Purchasers, as follows:

                                       2



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             2.1 Organization, Good Standing and Qualification. The Company is a
corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as now conducted, and except as set forth in the Exceptions Letter, does not control, directly or indirectly, or have an interest in, any other corporation, association or business entity. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties. The Company has made available to counsel for the Purchasers true and complete copies of the Certificate of Incorporation and the By-laws of the Company, as amended to date.

             2.2 Corporate Power. The Company has all requisite legal and corporate power to enter into this Agreement and that certain Registration Rights Agreement of even date herewith among the Company and the Purchasers in the form of Exhibit C hereto (the "Rights Agreement"), to sell the Debentures hereunder and to carry out and perform its obligations under the terms of this Agreement and the Rights Agreement.

             2.3 Capitalization and Voting Rights. The authorized capital of the Company consists of:

                 (a) Preferred Stock. (i) 8,633,049 shares of preferred stock of which (A) 999,999 shares are designated Series A Convertible Preferred Stock, all of which are issued and outstanding; (B) 999,999 shares of which are designated Series A-1 Convertible Preferred Stock, all of which are reserved for issuance upon conversion of the Series A Convertible Preferred Stock; (C) 2,000,001 shares are designated Series B Convertible Preferred Stock, all of which are issued and outstanding; (D) 2,000,001 shares of which are designated Series B-1 Convertible Preferred Stock, all of which are reserved for issuance upon conversion of the Series B Convertible Preferred Stock; (E) 254,999 shares are designated Series C Convertible Preferred Stock, all of which are issued and outstanding; (F) 189,000 shares are designated Series D Convertible Preferred Stock, of which 188,072 are issued and outstanding; (G) 189,000 shares of which are designated Series D-1 Convertible Preferred Stock, all of which are reserved for issuance upon conversion of the Series D Convertible Preferred Stock, (H) 1,000,025 shares are designated Series E Convertible Preferred Stock, of which 741,669 are issued and outstanding; and (1) 1,000,025 shares of which are designated Series E-1 Convertible Preferred Stock, all of which are reserved for issuance upon conversion of the Series E Convertible Preferred Stock. The rights, preferences, and privileges of the Preferred Stock are as stated in the Company's Certificate of Incorporation. Without limiting the generality of the foregoing, all of the outstanding Preferred Stock is currently convertible on a one-for-one basis into Common Stock and shall be subject to automatic conversion upon the consummation by the Company of an IPO.

                 (b) Common Stock. 20,000,000 shares of Common Stock, of which no more than 10,500,000 shares are issued and outstanding on the date hereof.


                                       3


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                 (c) Valid Issuance. All the issued and outstanding shares of
Common Stock and Preferred Stock have been duly authorized and are validly issued, fully paid and nonassessable and were issued in material compliance with all applicable federal and state securities laws.

                 (d) Options and Convertible Securities. Except as set forth in the Exception Letter, there are no outstanding preemptive or other rights, plans, options, warrants, conversion rights, or agreements for the purchase or acquisition from the Company of any shares of its capital stock, except for (i) the conversion privileges of the outstanding Preferred Stock and (ii) 2,000,000 shares of Common Stock reserved for issuance upon the exercise of outstanding options granted under the Company's 1996 Stock Option Plan. Except as set forth in the Exceptions Letter, the Company is not a party or subject to any agreement or understanding, and, to the Company's knowledge, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security or by a director of ompany.

             2.4 Authorization.

                 (a) All corporate action on the part of the Company, its officers, directors and stockholders necessary for (i) the sale and issuance of the Debentures pursuant hereto, (ii) the issuance of the shares of Common Stock issuable upon conversion of the Debentures (the "Common Shares") and (iii) the execution, performance and delivery by the Company of this Agreement and the Rights Agreement have been taken or will be taken prior to the Closing hereunder. This Agreement and the Rights Agreement are valid and binding obligations of the Company enforceable against it in accordance with their terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditor's rights and rules or laws concerning equitable remedies.

                 (b) The Debentures and the Common Shares, when issued in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances; provided, however, that the Debentures and the Common Shares may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or otherwise required by such laws at the time a transfer is proposed. The Company has reserved for issuance the Common Shares.

                 (c) No stockholder of the Company has any right of first refusal, any preemptive rights or any anti-dilution protection in connection with the issuance and sale of the Debentures or the issuance of the Common Shares, which has not been fully waived.

             2.5 Title to Properties and Assets, Liens, etc. Except as set forth in the Exceptions Letter, the Company has good and marketable title to its properties and assets and good title to all its leasehold estates, in each case subject to no mortgage, pledge, lien, encumbrance or charge, other than or resulting from taxes which have not yet become delinquent and liens and encumbrances which do not in any case materially detract from the


                                       4

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value of the property subject thereto or materially impair the operations of the Company and which have not arisen otherwise than in the ordinary course of business.

             2.6 Certain Contracts or Arrangements. Except for the agreements and contracts set forth in the Exceptions Letter and those entered into by the Company in connection with an affiliation transaction with a physician practice group (a "PSC") (each an "Affiliation Transaction"), the Company is not a party to (i) any agreement or contract which is not in the ordinary course of business of the Company requiring payment by or to the Company of an amount in excess of $50,000; (ii) any contract or agreement regarding the provision of medical services by the Company to patients, including, without limitation, agreements with hospitals, physicians, HMOs, PPOs, third party payors, IPAs, PHOs, MSOs, employers, labor unions, clinics, Medicare intermediaries and Medicaid intermediaries; or (iii) or contracts or agreements (written or oral), including any letters of intent, with any Health Care Providers (as defined herein).

         None of the Company, or to the best knowledge of the Company, any company, physician, nurse, technician or other health care provider on behalf of any physician practice managed by the Company (each, a "Health care Provider" and collectively, the "Health Care Providers"), (i) has any liability for renegotiation of government contracts or subcontracts, (ii) has been suspended or debarred from bidding on contracts or subcontracts with any federal, state or local agency or governmental authority, (iii) has been audited or investigated by any such agency or authority with respect to contracts entered into or goods and services provided by the Company or (iv) has had a contract terminated by any such agency or authority for default or failure to perform in accordance with applicable standards.

             2.7 Compliance with Other Instruments, None Burdensome. etc. The Company is not in violation of its charter documents, as amended, or any material default under any mortgage, indenture, contract, agreement, instrument, judgment, decree or order by which the Company is bound or to which its properties are subject or, to the Company's knowledge, any statute, rule, or regulation applicable to the Company, except for any violation that would not materially adversely affect the business, assets, liabilities, financial condition, operations or prospects of the Company. After giving effect to any consents obtained by the Company from its stockholders and lenders, if necessary, the execution, delivery and performance of and compliance with this Agreement and the Rights Agreement and the transactions provided for herein and therein will not result in any such violation, be in conflict with or constitute a default under any of the foregoing and will not result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company pursuant to any of the foregoing. Except as set forth in the Exceptions Letter, to the best of the Company's knowledge, all instruments, licenses, contracts, leases or other agreements (collectively "Contracts") to which the Company is a party are valid and binding and in full force and effect in all respects, and the Company has not been notified by any party thereto of any such party's intention or desire to terminate or modify any of such Contracts, or of any claim or threat that the Company has breached any of such Contracts.

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


             2.8 Litigation, etc. There are no actions, suits, proceedings or governmental investigations (including, without limitation, any malpractice claims, Department of Professional Regulation or Board of Medicine (or equivalent) action, suit, notice of intent, arbitration or other proceeding) pending or, to the Company's knowledge, threatened against the Company, any officer, director or key employee of the Company, or to the Company's actual knowledge, any Health Care Provider, nor, to the Company's knowledge, is there any basis therefor, which, in any case, would result in any material adverse change in the business, prospects, affairs or operations of the Company, or in any impairment of the right or ability of the Company to carry on its business, or in any liability on the part of the Company, and none which questions the validity of this Agreement or the Rights Agreement or any action taken or to be taken in connection herewith or therewith. The Company is not a party or subject to any writ, order, decree or judgment, and there is no action, suit or proceeding currently pending, that the Company has originated.

             2.9 Securities Act. Subject to the accuracy of the Purchasers' representations in Section 4 hereof, the offer, sale and issuance of the Debentures in conformity with the terms of this Agreement and the issuance of the Common Shares upon conversion of the Debentures and the issuance of any presently outstanding securities of the Company constitute transactions exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the "Securities Act").

             2.10 Financial Statements; Changes. The Company has delivered to each Purchaser drafts of audited balance sheets of the Company at December 31, 1996 and statements of operations, stockholders' equity (deficiency) and cash flows for the fiscal year ended December 31, 1996 (the "Audited Financial Statements"). The Company has also delivered to each Purchaser certain unaudited balance sheet data as at June 30, 1997, and certain statement of operations data for the six months then ended (collectively, the "Interim Financial Statements"). The Audited Financial Statements and the Interim Financial Statements are complete and correct in all material respects and have been prepared in accordance with generally accepted accounting principles, and fairly present the financial position of the Company at the date thereof and the results of operations, stockholders' equity and cash flows of the Company for the periods covered thereby. Since June 30, 1997, there has not been, except as specifically set forth in the Exceptions Letter, any material change in the assets, liabilities, financial condition or operations of the Company, other than changes in the ordinary course of business, none of which individually or in the aggregate has had a material adverse effect on such assets, liabilities, financial condition or operations of the Company, or to the knowledge of the

Company, any other event or condition of any character that has materially and adversely affected, or threatened to materially or adversely affect, the results of operations, financial condition or business of the Company.

             2.11 Licenses, Accreditation and Regulatory Matters. Each of the Company and, to the best knowledge of the Company, each PSC with which the Company has entered into a management services agreement holds all licenses which are needed or required by law with respect to their respective businesses, operations and facilities as presently conducted ("Licenses"), the failure of which to have would have a material adverse effect on the Company. To the best knowledge of the Company, all such Licenses are in full force and effect, and each of the Company and the PSCs is in compliance in all material respects with all conditions and requirements of the Licenses and with all laws, rules and regulations relating thereto, the failure with which to comply could have a material adverse effect in the business, prospects, affairs or operations of the Company. Neither the Company nor, to the best knowledge of the Company, the PSCs nor their respective employees or shareholders have committed a violation of the Medicare and Medicaid fraud and abuse provisions of the Social Security Act or have violated the terms of any third party payor contracts to which they are a party. Except as set forth in the Exceptions Letter, any and all past litigation concerning such licenses, certificates of need and regulatory approvals, and all claims and causes of action raised therein, have been finally adjudicated. No such license, certificate of need or regulatory approval has been revoked, conditioned (except as may be customary) or restricted, and no action (equitable, legal or administrative), arbitration or other process is pending, or to the best knowledge of the Company, threatened, which in any way challenges the validity of or seeks to revoke, condition or restrict any such license, certificate of need, or regulatory approval. To the best knowledge of the Company, each PSC has been duly organized and operated in all material respects as a professional service corporation or entity in compliance with the laws, rules and regulations of its jurisdiction of organization, the failure with which to comply could have a material adverse effect in the business, prospects, affairs or operations of the Company.

         3. Representations and Warranties of Purchasers and Transfer Restrictions.

             3.1 Representations and Warranties by Each Purchaser. Each Purchaser represents and warrants to the Company as follows (the Company is entering into this Agreement with each Purchaser in reliance upon each such Purchaser's representations to the Company set forth below, which by such Purchaser's execution of this Agreement such Purchaser hereby confirms):

                 (a) The Debentures and the Common Shares issuable upon conversion thereof to be acquired by such Purchaser are being acquired by such Purchaser for such Purchaser's own account, not as a nominee or agent, and not with a view to the sale or other disposition of any part thereof. Such Purchaser has no present intention of selling, granting any participation in, or otherwise disposing of such Debentures or Common Shares or any interest therein.

                 (b) The Purchaser understands that the Debentures and the Common Shares have not been registered under the Securities Act or under state securities laws in reliance upon exemptions from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) of the Securities Act and Regulation D thereunder and in reliance upon certain exemptions from the registration requirements of applicable state securities laws. The Company has no present intention of registering the Debentures or the Common Shares. The Purchaser must therefore bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act and applicable state securities law or is exempt from registration.

                 (c) Each Purchaser represents that: (i) such Purchaser is an "accredited investor" as defined in Rule 501(a) of Regulation D under the Securities Act; (ii) such Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Debentures and the Common Shares issuable upon conversion thereof; (iii) such Purchaser has received all the information it has requested from the Company and considers necessary or appropriate for deciding whether to purchase the Debentures and the Common Shares issuable upon conversion thereof; (iv) such Purchaser is able, without materially impairing its financial condition, to hold the Debentures and the Common Shares issuable upon conversion thereof for an indefinite period of time and to suffer a complete loss of its investment; and (v) such Purchaser understands and has fully considered for purposes of this investment the risks of this investment and understands that: (1) the Company is an enterprise with limited financial and operating history, (2) the Debentures and the Common Shares issuable upon conversion thereof represent an extremely speculative investment which involves a high degree of risk of loss; and (3) there are substantial restrictions on the transferability of, and there may be no public market for the Debentures and the Common Shares issuable upon conversion thereof, and, accordingly, it may not be possible for the Purchaser to liquidate its investment in the Debentures and the Common Shares issuable upon conversion thereof.

                 (d) The Purchaser has the full right, power and authority to enter into and perform the Purchaser's obligations under this Agreement and the Rights Agreement, and this Agreement and the Rights Agreement constitute valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors' rights and rules or laws concerning equitable remedies. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Purchaser is required in connection with the valid execution and delivery of this Agreement or the Rights Agreement.


             3.2 Legends. Each Debenture and each certificate representing the Common Shares may be endorsed with the following legends (or any legends substantially to the same effect):

                 (a) THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY

PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

                 (b) Any other legends as the Company may reasonably deem to be required by applicable state securities laws.

         In order to ensure and enforce compliance with the restrictions imposed by applicable law and those referred to in the foregoing legends, or elsewhere herein, the Company may issue appropriate "stop transfer" instructions to its transfer agent, if any, with respect to any certificate or other instrument representing any Debentures or Common Shares, or, if the Company transfers its own securities, that it may make appropriate notations to the same effect in the Company's records.

             3.3 Removal of Legend and Transfer Restrictions. Any legend endorsed on a certificate pursuant to Section 3.2 and the stop transfer instructions or notations with respect to such Debentures or Common Shares shall be removed, and the Company shall issue a certificate without such legend to the holder thereof, if such Debentures or Common Shares are registered under the Securities Act (and a prospectus meeting the requirements of Section 10 of the Securities Act is available) and are registered under applicable state securities law, if such legend and instructions may be properly removed under the terms of Rule 144 promulgated under the Securities Act and under any applicable state securities law or if such holder provides the Company with an opinion of counsel for such holder, reasonably satisfactory to legal counsel for the Company, to the effect that any resale, transfer or assignment of such Debentures or Common Shares may be made without registration.

         4.  Conditions to Closings.

             4.1 Conditions to Obligations of the Purchasers. The obligation of each Purchaser to purchase Debentures is subject to the fulfillment on or prior to the Closing Date of the following conditions, any of which may be waived by the Purchasers:


                 (a) Representations and Warranties Correct; Performance of Obligations. The representations and warranties made by the Company in Section 2 shall be true and complete in all material respects (i) on the date hereof (except where explicitly made as of a different date) and (ii) on the Closing Date with the same force and effect as if they had been made on and as of the Closing Date (except where explicitly made as of a different date); neither the Company's business, its assets or its conditions shall have experienced any adverse change prior to the Closing Date; and the Company shall have performed all obligations and conditions herein required to be performed or observed by it on or prior to the Closing Date.

                 (b) Opinion of Company's Counsel. The Purchasers shall have received from O'Sullivan, Graev & Karabell, LLP, an opinion, dated the Closing Date, substantially the same, in form and content, as set forth in Exhibit D hereto.

                 (c) Consents and Waivers. The Company shall have obtained any and all consents (including all governmental or regulatory consents, approvals or authorizations required in connection with the valid execution and delivery of this Agreement or the Rights Agreement), permits and waivers necessary or appropriate for consummation of the transactions provided for in this Agreement or the Rights Agreement.

                 (d) Legal Investment. At the time of the Closing, the purchase of the Debentures by the Purchasers hereunder shall be legally permitted by all laws and regulations to which the Purchasers and the Company are subject.

                 (e) Rights Agreement. The Company and each Purchaser and the other parties required as signatories thereto shall have executed and delivered the Rights Agreement.

                 (f) Co-Investment. The Company shall have obtained $4,000,000 in gross proceeds from the sale and issuance of $4,000,000 in principal amount of subordinated convertible debentures having the same terms as the Debentures from all of the Purchasers hereunder.

                 (g) Compliance Certificate. The Company shall have delivered to the Purchasers a certificate, executed on behalf of the Company by its Chief Executive Officer, dated the Closing Date, certifying to the fulfillment of the conditions specified in this Section 4.1.

                 (h) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Purchasers and their special counsel, and the Purchasers and their special counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

             4.2 Conditions to Obligations of the Company. The Company's obligation to sell and issue the Debentures is subject to the fulfillment on or prior to the Closing Date of the following conditions, any of which may be waived by the Company:

                 (a) Representations and Warranties. The representations and warranties made by each Purchaser in Section 3 hereof shall be true and complete in all material respects (i) on the date hereof and (ii) on the Closing Date with the same force and effect as if they had been made on and as of the Closing Date.

                 (b) Incorporation of Conditions. The conditions set forth in subsections (c) and (d) of Section 4.1 above shall have been fulfilled.

         5. Financial Covenants. The Company (which term shall be deemed to include, for purposes of this Section 5, any subsidiary or subsidiaries of the Company) shall comply with the following covenants, from the date hereof and for so long as any of the Debentures remains outstanding.

             5.1 Indebtedness. The Company will not directly or indirectly, incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness or liability, except: (a) Indebtedness under the Debentures and any other Indebtedness owed by the Company to the Purchasers;
(b) Indebtedness as described in Schedule 5.1(b); (c) Indebtedness with respect to trade obligations (including trade payables) and other normal accruals, including taxes, assessments and other governmental charges, arising in the ordinary course of business and not yet due and payable, or which are being contested in good faith by appropriate proceedings, and then only to the extent the amount thereof has been set aside on the Company's books; (d) Indebtedness incurred for purchase money obligations and capital leases, so long as: (i) the pertinent assets are acquired for use in the ordinary course of the Company's business; and (ii) either the Indebtedness secured thereby does not exceed the fair market value of such assets or the purchase price thereof if such assets are acquired directly from the manufacturer or an authorized dealer thereof; (e) Indebtedness described in Schedule 5.1(e) and current and future Indebtedness owed to a commercial bank or other commercial lending institution on commercially reasonable terms and conditions and approved by a majority of the directors of the Company's Board of Directors (the "Senior Debt"); (f) Indebtedness in respect of guarantees by the Company to a third party, to the extent that any such guarantee secures Indebtedness of the Company which is specifically permitted to be incurred or to remain outstanding under the provisions of this Section 5.1; (g) Indebtedness incurred in connection with any Affiliation Transaction; and (k) refinancing of any Indebtedness permitted hereunder so long as such refinancings comply with the other provisions of this Agreement and do not result in a material change in the nature of the

Indebtedness being refinanced.

         For purposes of this Agreement, the term "Indebtedness" shall mean with respect to any person or entity, (i) any liability, contingent or otherwise, of such person or entity (A) for borrowed money (whether or not recourse of the lender is to the whole of the assets of such person or entity or only to a portion thereof), (B) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any property or assets, (C) for any letter of credit or performance bond in favor of such person or entity, (D) for the payment of money relating to a capitalized lease obligation, or (E) any liability, contingent or otherwise, of such person or entity to any other person or entity for any purchase price associated with any acquisition of assets, business or otherwise (including any deferred purchase price, assumption of Indebtedness, noncompetition payments or other forms of consideration); (ii) any liability of others of the kind described in the preceding clause (i), which the person or entity has guaranteed or which is otherwise its legal liability, contingent or otherwise; (iii) any obligation secured by a Lien (as hereinafter defined) to which the property or assets of such person or entity are subject, whether or not the obligations secured thereby shall have been assumed by or shall otherwise be such person's or entity's legal liability; (iv) all other items (except items of capital stock, capital or paid-in surplus or retained earnings) which in accordance with generally accepted accounting principles, would be included as a liability on the balance sheet of such person or entity on the date of determination; and (v) any and all deferrals, renewals, extensions or refinancing of, or amendments, modifications of supplements to, any liability of the kind described in any of the preceding clauses (i), (ii),
(iii) or (iv).

         5.2 Liens. The Company will not, directly or indirectly, create, incur, assume or suffer to exist any Lien (as defined below) of any nature whatsoever on any of its assets (including any leasehold interests in property used by the Company) or ownership interests now or hereafter owned, other than:

                  (a) Liens securing the payment of taxes and other government charges, either not yet due or the validity of which is being contested in good faith by appropriate proceedings, and as to which the Company shall have set aside on its books adequate reserves to the extent required by generally accepted accounting principles and provided that, in any event, payment of any such tax, assessment, charge, levy or claim shall be made before any of the Company's property shall be seized and sold in satisfaction thereof;

                  (b) Liens securing Indebtedness permitted under Sections 5.1(b), 5.1(d) and 5.1(e) above or any refinancing of such Indebtedness permitted under Section 5.1(h);

                  (c) Deposits under worker's compensation, unemployment insurance and social security laws;


                  (d) Restrictions, easements, and minor irregularities in title which do not and will not materially interfere with the occupation, use and enjoyment of the properties of the Company in the normal course of business as presently conducted or materially impair the value of such assets for the purpose of such business;

                  (e) Liens imposed by law, such as mechanics', materialmen's, landlords', warehousemen's, and carriers' Liens and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established;

                  (f) Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of indebtedness), leases (to the extent permitted under the terms of this Agreement), public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business;

                  (g) Judgment and other similar Liens arising in connection with court proceedings, provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings; and

                  (h) Liens against the fee interest in real property leased by the Company which are securing obligations of the owner of such property.

         For purposes of this Agreement, the term "Lien" shall mean any interest in, or claim against, property relating to an obligation owed to, or claim by, a person or entity other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to any security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes, any rights of first refusal, charges, claims, liabilities, limitations, conditions, restrictions or other adverse claims. For the purposes of this Agreement, the Company shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the property has been retained by or vested in some other person or entity for security purposes and such retention or vesting shall be deemed to be a Lien.

         5.3 Distributions or Redemptions. Except as otherwise expressly authorized or permitted by this Agreement, the Company will not: (i) make any distributions of cash, property or securities of the Company with respect to any of its capital stock; or (ii) directly or indirectly redeem, purchase, or otherwise acquire for consideration any shares of its capital stock (other than repurchases of capital stock pursuant to the terms of any restricted stock or management services agreements).


         6. Operating and Reporting Covenants. The Company (which term shall be deemed to include, for purposes of this Section 6, any subsidiary or subsidiaries of the Company) shall comply with the following covenants for so long as any of the Debentures remain outstanding.

                  6.1 Financial Statements; Meetings. The Company shall maintain a system of accounts from which financial statements prepared in accordance with generally accepted accounting principles consistently applied can be derived, keep full and complete financial records and furnish to each of the Purchasers the following reports: (a) within 90 days after the end of each fiscal year, a copy of the consolidated balance sheet of the Company as at the end of such year, together with statements of operations and cash flow of the Company for such year, audited by independent public accountants of recognized national standing reasonably satisfactory to the Purchasers, prepared in accordance with generally accepted accounting principles consistently applied, and including in comparative form the corresponding figures for the prior fiscal period; (b) within 45 days after the end of each calendar quarter, an unaudited consolidated balance sheet of the Company as at the end of such quarter, and unaudited statements of operations and cash flow for the Company for such quarter and for the year to date, and including in comparative form the corresponding figures for the prior fiscal period; (c) within 30 days after the end of each month, an unaudited consolidated balance sheet of the Company as at the end of such month and unaudited statements of operations for the Company for such month and for the year to date; (d) promptly after the same are available, copies of any proxy statements, financial statements and reports that the Company shall send or make available generally to any of its securityholders or file with the Security and Exchange Commission or other regulatory authority; (e) in connection with the annual and quarterly financial statements delivered pursuant to clauses (a) and (b) above, a certification from the Chief Financial Officer of the Company if there exists any default or Event of Default under this Agreement, or any set of facts or circumstances which, with the giving of notice and/or the passage of time, could constitute such a default or Event of Default and stating the relevant facts and the related consequences and what actions the Company proposes to remedy them; and (f) such other financial information as the Purchasers may reasonably request. Prior to the consummation of a Qualified IPO, each Purchaser who holds more than $1,000,000 in principal amount of the Debentures shall be entitled to prior notice of, and to have a representative participate in, all of the Company's Board of Directors meetings. The Company shall reimburse all out-of-pocket expenses incurred by any such representatives in connection with their participation.

                  6.2 Conduct of Business, Etc. The Company will continue to engage principally in the business now conducted by the Company or a business or businesses similar thereto or reasonably compatible therewith. The Company shall pay and discharge all lawful taxes, assessments and governmental charges or levies imposed upon it or its property before the same shall become in default, as well as all lawful claims for labor, materials and supplies which, if not paid when due, might become a lien or charge upon its property or any part thereof; provided, however, that the Company shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof is being contested by it in good faith by appropriate proceedings and an adequate reserve therefor has been established. The Company will keep its insurable properties insured, upon reasonable business terms, against liability, errors and omissions, and the perils of casualty, fire, business interruption, and extended coverage in amounts of coverage substantially similar to those customarily maintained by companies in the same or similar business, and of similar size, as the Company. The Company will also maintain with such insurers insurance against other hazards and risks and liability to persons and property to the extent and in the manner customary for companies engaged in the same or similar business, and of similar size.

                  6.3 Affiliated Transactions. Except as otherwise permitted under this Agreement, the Company will not engage in any transactions with, or make any payments or distributions (excluding management compensation permitted by Section 6.4) to or for the benefit of, any officer or key employee of the Company or persons or entities controlling, controlled by, under common control with the Company unless such transaction shall be conducted on an arm's-length basis, shall be on terms and conditions no less favorable to the Company than could be obtained from nonrelated persons and shall be approved by the independent directors of the Board of Directors after full disclosure of the terms thereof.

                  6.4 Merger, Consolidation, Reorganization, Sale of Assets, Acquisition. Prior to the consummation of an initial public offering raising at least $24 Million in gross proceeds for the Company (a "Qualified IPO"), the Company will not without the prior written consent of the Purchasers (which consent will not be unreasonably withheld): (a) sell, lease or otherwise dispose of (whether in one transaction or a series of related transactions) all or substantially all of its assets; or (b) merge with or into or consolidate with another corporation, partnership or other entity (other than: (i) with a wholly-owned subsidiary; (ii) in connection with an acquisition of a physician practice; or (iii) a merger between a yet to be formed subsidiary of Bone, Muscle and Joint, Inc. and Orthopaedic Management Network, Inc.).

                  6.5 No Amendments to Charter Documents. The Company will not make any material amendment or modification to, or waiver of any of the terms of, the Company's Certificate of Incorporation, which would conflict with or impair any of the rights or privileges granted to the Purchasers.

                  6.6 Restrictions on Other Agreements. The Company will not enter into any agreement with any party which by its express terms: (a) restricts the payments due the holders of the Debentures; or (b) otherwise conflicts with or impairs any of the express rights or privileges granted to the Purchasers hereunder.

                  6.7 Stay, Extension and Usury Laws. For so long as any of the Debentures remain outstanding, the Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Agreement; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Purchasers, but will suffer and permit the execution of every such power as though no such law has been enacted.

         Notwithstanding anything herein or in the Debentures which may be to the contrary, in no event, contingency, or circumstances whatsoever shall the interest or any amount deemed to be interest payable by the Company hereunder with respect to the Debentures exceed the maximum amount permitted by applicable law and, to the extent that any payments in excess of such permitted amount are finally determined to have been received by the Purchasers, such excess shall be considered payments in respect of the principal of the Debentures, and, if the principal of the Debentures has been paid in full, shall be refunded to the Company. All sums paid or agreed to be paid to any Purchaser for the use, forbearance, or detention of the Debentures shall, to the extent permitted by law, be amortized, prorated, allocated, and spread throughout the entire term of the Debentures.

                  6.8 Right of Participation in Financings. The Company covenants and agrees that it will not sell or issue any shares of its capital stock, or bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable for its capital stock, or options, warrants or rights carrying any rights to purchase its capital stock or convertible or exchangeable securities (other than pursuant to (a) bona fide registered public offerings which are generally available to any investors on non-negotiated terms, (b) stock or option grants to directors, officers, employees, consultants or agents of the Company pursuant to bona fide issuances under the Company's employee, director, consultant and agent stock purchase, stock option or other employee benefit plans, (c) any transactions involving the acquisition by the Company of physician practices in which the holders of the

Common Stock of the Company immediately prior to any such transaction shall continue to hold a majority of the outstanding Common Stock of the Company (after giving effect to the exercise of any options, warrants or other rights to acquire Common Stock or the conversion or exercise of any securities convertible into or exchangeable for Common Stock which are issued in such transaction) immediately after such transaction, or (d) Common Stock or warrants issued in connection with any equipment leasing or financing arrangements with third parties) unless a written offer is first submitted to the Purchasers identifying the terms of the proposed sale, and offering to each of the Purchasers the opportunity to purchase their proportionate share of such securities (subject to increase for overallotment if some Purchasers do not fully exercise their rights) on terms and conditions, including price, not less favorable to the Purchasers than those on which the Company proposes to sell such securities to a third party. Each Purchaser's "proportionate share" of such securities shall be based on the ratio which the shares of the Common Stock of the Company owned or obtainable by such Purchaser upon conversion of any Debentures owned by it bears to all the issued and outstanding shares of the Common Stock of the Company, calculated in each case on a fully-diluted basis to include shares of the Common Stock issuable upon the exercise of any stock options or warrants then outstanding and upon conversion or exchange of any convertible or exchangeable securities then outstanding. Any offer to the Purchasers herewith shall remain open and irrevocable for a period of 30 days. Any securities so offered to the Purchasers which are not purchased pursuant to such offer may be sold to a third party on terms and conditions, including price, not more favorable to the third party than those set forth in such offer at any time within 90 days following the date of such offer, but may not be sold to any other person or after such 90-day period without renewed compliance with this Section 6.8. In the event that subsequent to any offer to the Purchasers hereunder, the Company proposes to amend the terms and conditions offered to any third parties during such 90-day period, it may do so provided that it first provides the Purchasers with the opportunity to purchase their proportionate share of the offered securities on such amended terms and conditions on at least fifteen (15) business days written notice prior to the date on which the securities are to be offered on such amended terms and conditions to such third parties.

         7. Conversion.

                  7.1 Optional Conversion. Each Debenture shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the original principal amount of such Debenture by the Conversion Price at the time in effect. The initial Conversion Price per share shall be $7.20 per share; provided, however, that the Conversion Price shall be subject to adjustment as set forth in Sections 7.3, 7.4 and 7.5 below.

                  7.2 Procedures. In connection with the conversion of Debentures under this Section 7, the Company shall pay to the Purchasers, in cash, all accrued but unpaid Interest on the Debentures through the date of such conversion and each Purchaser shall surrender all of its Debentures, marked canceled, and acknowledged by the Purchasers to be paid-in-full, to the Company at the Company's principal office in exchange for the shares of

Common Stock and interest payments described above. Upon delivery of the Debentures to the Company, marked canceled, the Purchasers shall be deemed to be shareholders in the Company holding their respective shares of Common Stock. The Company shall make such filings as are required and obtain all necessary consents and approvals necessary to consummate such conversion, including, if applicable, all necessary filings and approvals under Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Company shall take all other action that the Purchasers may reasonably request to evidence and effectuate the Purchasers becoming shareholders holding shares of Common Stock in the Company. The Company will comply with all applicable state "blue sky" or securities laws in connection with the issuance and sale of the Debentures, any of the securities into which the Debentures may be converted and the other securities issued by the Company.

             7.3 Conversion Price Adjustments. The Conversion Price shall be subject to adjustment from time to time as follows:

             (a) Special Adjustments. Notwithstanding anything herein to the contrary: (i) if the Company consummates an IPO and the Conversion Price then in effect is greater than the per share offering price in such IPO, (after giving effect to any other adjustments hereunder effected in connection with such IPO), the Conversion Price shall be adjusted to such per share offering price; and (ii) if the Company issues any Common Stock, options, warrants or other securities convertible into or exercisable for Common Stock prior to the completion of a Qualified IPO and such issuance would result in an adjustment to the Conversion Price then in effect under
     Section 7.3(c) or (d) hereof then, notwithstanding the provisions of
     Section 7.3(c) or (d), the Conversion Price shall be reduced to the issue price of any such Common Stock (for adjustments otherwise subject to Section 7.3(c)) or the Net Aggregate Consideration per share of Common Stock (for adjustments otherwise subject to Section 7.3(d)), it being the intention of the parties that prior to the completion of a Qualified IPO, the anti-dilution provisions of this clause (iii) hereof shall afford the holders of the Debentures with "full-ratchet" anti-dilution protection.

             (b) Stock Dividends, Subdivisions and Combinations. Upon the issuance of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, the subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or the combination of outstanding shares of Common Stock into a smaller number of shares of the Common Stock, the Conversion Price shall, simultaneously with the happening of such dividend, subdivision or split be adjusted by multiplying the then effective Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event. An adjustment made pursuant to this Section 7.3(b) shall be given effect, upon payment of such a dividend or distribution, as of the record date for the determination of stockholders entitled to receive such dividend or distribution (on a retroactive basis) and in the case of a subdivision or combination shall become effective immediately as of the effective date thereof.

             (c) Sale of Common Stock. In the event the Company shall at any time, or from time to time, issue, sell or exchange any shares of Common Stock (excluding (i) capital stock issued to officers, employees or directors of, or consultants to, the Company, pursuant to any agreement, plan or arrangement approved by the Board of Directors of the Company, (ii) options to purchase or rights to subscribe for such capital stock, or securities by their terms convertible into or exchangeable for such capital stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities, or capital stock issued to physician(s) or employees of a physician practice group in connection with the execution and delivery of a management services agreement between such physician(s) or such physician practice group and the Company or (iii) any shares issued upon conversion, exercise or exchange of any securities outstanding on the date hereof and disclosed in Section 2.3 (the "Excluded Stock"), but including shares held in the Company's treasury), for a consideration per share less than the Conversion Price in effect immediately prior to the issuance, sale or exchange of such shares, then, and thereafter successively upon each such issuance, sale or exchange, the Conversion Price in effect immediately prior to the issuance, sale or exchange of such shares shall forthwith be reduced to an amount determined by multiplying such Conversion Price by a fraction:

                 (A) the numerator of which shall be (i) the number of shares of Common Stock of all classes outstanding immediately prior to the issuance of such additional shares of Common Stock (excluding treasury shares but including all shares of Common Stock issuable upon conversion or exercise of any outstanding preferred stock, options, warrants, rights or convertible securities (including the Convertible Debentures)), plus (ii) the number of shares of Common Stock which the net aggregate consideration received by the Company for the total number of such additional shares of Common Stock so issued would purchase at the Conversion Price (prior to adjustment), and

                 (B) the denominator of which shall be (i) the number of shares of Common Stock of all classes outstanding immediately prior to the issuance of such additional shares of Common Stock (excluding treasury shares but including all shares of Common Stock issuable upon conversion or exercise of any outstanding preferred stock, options, warrants, rights or convertible securities (including the Convertible Debentures)), plus (ii) the number of such additional shares of Common Stock so issued.

             (d) Sale of Options, Rights or Convertible Securities. In the event the Company shall at any time or from time to time, issue options, warrants or rights to subscribe for shares of Common Stock, or issue any securities convertible into or exchangeable for shares of Common Stock (other than Excluded Stock), for a consideration per share (determined by dividing the Net Aggregate Consideration (as determined below) by the aggregate number of shares of Common Stock that would be issued if all such options, warrants, rights or convertible securities were exercised or converted to the fullest extent permitted by their terms) less than the Conversion Price in effect immediately prior to the issuance of such options or rights or convertible or exchangeable securities, the

     Conversion Price in effect immediately prior to the issuance of such options, warrants or rights or securities shall be reduced to an amount determined by multiplying such Conversion Price by a fraction:

                 (A) the numerator of which shall be (i) the number of shares of Common Stock of all classes outstanding immediately prior to the issuance of such options, rights or convertible securities (excluding treasury shares but including all shares of Common Stock issuable upon conversion or exercise of any outstanding preferred stock, options, warrants, rights or convertible securities (including the Convertible Debentures), plus (ii) the number of shares of Common Stock which the total amount of consideration received by the Company for the issuance of such options, warrants, rights or convertible securities plus the minimum amount set forth in the terms of such security as payable to the Company upon the exercise or conversion thereof (the "Net Aggregate Consideration") would purchase at the Conversion Price prior to adjustment, and

                 (B) the denominator of which shall be (i) the number of shares of Common Stock of all classes outstanding immediately prior to the issuance of such options, warrants, rights or convertible securities (excluding treasury shares but including all shares of Common Stock issuable upon conversion or exercise of any outstanding preferred stock, options, warrants, rights or convertible securities (including the Convertible Debentures)), plus (ii) the aggregate number of shares of Common Stock that would be issued if all such options, warrants, rights or convertible securities were exercised or converted.

             (e) Expiration or Change in Price. If the consideration per share provided for in any options or rights to subscribe for shares of Common Stock or any securities exchangeable for or convertible into shares of Common Stock, changes at any time, the Conversion Price in effect at the time of such change shall be readjusted to the Conversion Price which would have been in effect at such time had such options or convertible securities provided for such changed consideration per share (determined) as provided in Section 7.1 hereof), at the time initially granted, issued or sold; provided, that such adjustment of the Conversion Price will be made only as and to the extent that the Conversion Price effective upon such adjustment remains less than or equal to the Conversion Price that would be in effect if such options, rights or securities had not been issued. No adjustment of the Conversion Price shall be made under this Section 7 upon the issuance of any additional shares of Common Stock which are issued pursuant to the exercise of any warrants, options or other subscription or purchase rights or pursuant to the exercise of any conversion or exchange rights in any convertible securities if an adjustment shall previously have been made upon the issuance of such warrants, options or other rights. Any adjustment of the Conversion Price shall be disregarded if, as, and when the rights to acquire shares of Common Stock upon exercise or conversion of the warrants, options, rights or convertible securities which gave rise to such adjustment expire or are canceled without having been exercised, so that the Conversion Price effective immediately upon such cancellation or expiration shall be equal to the Conversion Price in effect at the time of the issuance of the expired or cancelled warrants, options, rights or convertible securities, with such additional adjustments as would have been made to that Conversion Price had the expired or cancelled warrants, options, rights or convertible securities not been issued.

             (f) Notices. In each case of an adjustment or readjustment of the Conversion Price, the Company will furnish each holder of Convertible Debentures or any Convertible Debentures with a certificate, prepared by the chief financial officer of the Company, showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.

             7.4 Other Adjustments. In the event the Company shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then and in each such event lawful and adequate provision shall be made so that the holders of Convertible Debentures shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the number of securities of the Company which they would have received had their Convertible Debentures been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of such conversion, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section 7 as applied to such distributed securities.

         If the Common Stock issuable upon the conversion of the Convertible Debentures shall be changed into the same or different number of shares of any class or classes of stock, whether by reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 7), then and in each such event the holder of each share of Convertible Debentures shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the number of shares of Common Stock into which such shares of Convertible Debentures might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

             7.5 Mergers and Other Reorganizations. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 7) or a merger or consolidation of the Company with or into another Company or the sale of all or substantially all of the Company's properties and assets to any other person, then, as a part of and as a condition to the effectiveness of such reorganization, merger, consolidation or sale, (a) the Company shall provide the holders of the Convertible Debentures with at least thirty (30) days prior written notice of such transaction, and (b) lawful and adequate provision shall be made so that the holders of the Convertible Debentures shall thereafter be entitled to receive upon conversion of the Debentures the number of shares of stock or other securities or property of the Company or of the successor Company resulting from such merger or consolidation or sale, to which a holder of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation, or sale. In any such case, appropriate provisions shall be made with respect to the rights of the holders of the Convertible Debentures after the reorganization, merger, consolidation or sale to the end that the provisions of this Section 7 (including without limitation provisions for adjustment of the Conversion Price and the number of shares purchasable upon conversion of the Convertible Debentures) shall thereafter be applicable, as nearly as may be, with respect to any shares of stock, securities or assets to be deliverable thereafter upon the conversion of the Convertible Debentures.

         8.  Events of Default; Remedies.

             8.1 Events of Default. In each case of the happening of the following events while any of the Debentures are outstanding (each of which is herein sometimes referred to as an "Event of Default"):

                 (a) if a default occurs in the payment of any premium, installment of the principal of, interest on, or other obligation with respect to, the Debentures, whether at the due date thereof or upon acceleration thereof, and, solely in the case of any such default in the payment of interest, charges, fees or expenses, such default continues for more than five (5) days after the due date thereof;

                 (b) if any material representation or warranty made herein or in any agreement executed in connection with, or in any schedule, certificate, financial statement or other instrument furnished in connection with, this Agreement shall prove to have been false or misleading when made in any material respect;

                 (c) if a default occurs in the due observance or performance of any covenant, condition or agreement on the part of the Company to be observed or performed pursuant to the provisions of this Agreement and such default remains uncured for thirty (30) days after the occurrence thereof, or for such longer period if the default cannot reasonably be cured within such 30-day period and the Company is diligently pursuing cure of the default, but in no event for a period greater than 90 days after written notice thereof has been delivered by the Purchasers to the Company, provided, however, that if such default cannot be remedied, then such default shall be deemed to be an Event of Default as of the date of the occurrence thereof;

                 (d) if a default occurs with respect to any other Indebtedness of the Company for borrowed money in an aggregate amount in excess of $500,000 and such default is not remedied or waived within thirty (30) days of the date thereof;

                 (e) if the Company shall (i) discontinue its business, (ii) apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of it or any of its property, (iii) admit in writing its inability to pay its debts as they mature, (iv) make a general assignment for the benefit of creditors, or (v) file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors, or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation laws or statutes, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law, or if corporate action shall be taken for the purpose of effecting any of the foregoing;

                 (f) there shall be filed against the Company an involuntary petition seeking reorganization of the Company or the appointment of a receiver, trustee, custodian or liquidator of the Company or a substantial part of its assets, or an involuntary petition under any bankruptcy, reorganization or insolvency law of any jurisdiction, whether now or hereafter in effect (any of the foregoing petitions being hereinafter referred to as an "Involuntary Petition");

                 (g) if final judgment(s) from a court of competent jurisdiction for the payment of money in excess of an aggregate of $500,000 shall be rendered against the Company and the same shall remain unstayed or undischarged for a period of thirty (30) consecutive days, during which time execution shall not be effectively stayed;

                 (h) if there occurs any attachment of any property of the Company in an amount exceeding $500,000, which shall not be discharged or bonded within thirty (30) days of the date of such attachment;

                 (i) if any of the Company's management services agreements which during any fiscal year generated fees constituting 20% or more of the Company's revenues shall be terminated; or

                 (j) Naresh Nagpal, M.D. shall cease to be and act as President and Chief Executive Officer of the Company on a full-time basis prior to the consummation of an initial public offering by the Company;

then, and upon each and every such Event of Default thereafter, and during the continuance of any Event of Default, at the election of the Purchasers, the Debentures shall immediately become due and payable, both as to principal and interest, without presentment, demand, or protest, all of which are hereby expressly waived, anything contained herein or in the Debentures to the contrary notwithstanding (except in the case of an Event of Default under subsections (f) or (g) of this Section, in which event such Debentures shall automatically become due and payable). In the event of an acceleration of the Debentures as a result of the filing of an Involuntary Petition as specified in subsection (f) of this Section, such acceleration shall be rescinded, and the Company's rights hereunder reinstated, if, within sixty (60) days following the filing of such Involuntary Petition, such Involuntary Petition shall have been dismissed or stayed, and there shall exist no other Event of Default under this Agreement.

             8.2 Remedies on Default, Etc. In case any one or more Events of Default shall occur and be continuing, the Purchasers may proceed to protect and enforce their rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained in this Agreement or the Debentures, or for an injunction against a violation of any of the terms hereof or thereof or in and of the exercise of any power granted hereby or thereby or by law. No right conferred upon the Purchasers hereby or the Debentures shall be exclusive of any other right referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.

         9.  Intercreditor Matters.

             9.1 Subordination to Payment. Notwithstanding anything in this Agreement, in the Debentures or in any of the other documents and instruments executed and, or, delivered pursuant thereto or in connection therewith to the contrary, the Debentures shall be subordinate and junior in right of payment to the Senior Debt of the Company to the extent and in the manner set forth in this
Section 9. Except as specifically provided for otherwise in this Section 9, payments on account of the Debentures may be made by the Company and such payments may be received and retained by the Purchasers as and when due.

             9.2 Bankruptcy or Liquidation. Upon the event of: (a) any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings with respect to the Company; (b) any proceedings for voluntary liquidation, dissolution or other winding up of the Company (whether or not involving insolvency or bankruptcy proceedings); or (c) any distribution, division or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, of all or substantially all of the property, assets or business of the Company or the proceeds thereof to or for any creditor or creditors other than in the ordinary course of business (including without limitation any marshalling of assets), all Senior Debt shall be paid in full in cash (or other property acceptable to the holders of Senior Debt in their sole determination) before any payment or distribution, direct or indirect, whether in cash, securities, property or otherwise, shall thereafter be made on the Debentures; provided, however, that this provision shall not preclude the Purchasers from (i) exercising their conversion rights under
Section 7 hereof and receiving the Common Shares issuable upon such conversion, or (ii) exchanging the Debentures for other securities which are subordinated in right of payment to the Senior Debt on terms which are no more favorable to the Purchasers than the terms of this Section 9.

             9.3 Payment Default on Senior Debt. Except as specifically provided otherwise in Section 9.8 hereof, during the continuance of any default (without regard to any applicable grace or cure periods) in the payment of any sums

(principal, interest or otherwise) due and payable on any Senior Debt (whether as a result of a periodic payment, maturity, acceleration or a mandatory prepayment), no payment on the Debentures, direct or indirect, whether in cash, securities, property or otherwise, shall be made after written notice of the foregoing default is given to the Company and the Purchasers, unless and until the default under such Senior Debt shall have been cured in full or arrangements for such cure, which are accepted in writing by the holder of such Senior Debt, shall have been made.

             9.4 Non-Payment Default on Senior Debt. Upon the occurrence of a default on any Senior Debt (without regard to any applicable grace or cure periods), other than a default described in Section 9.2 or 9.3 above, no payment on Debentures, direct or indirect, whether in cash, property, securities or otherwise shall be made from the date that written notice of the foregoing default is given to the Company and the Purchasers and for a period of 90 days thereafter, unless and until the default under such Senior Debt shall have been cured in full or arrangements for such cure, which are accepted in writing by the holder of such Senior Debt, shall have been made provided; however, that:
(i) no more than two (2) payment blockage periods may be declared hereunder in any 365-day period; and (ii) no default may be cited as the basis for two (2) separate payment blockages in any 365-day period.

             9.5 Limitation on the Exercise of Certain Rights. The Purchasers agree that, upon written notice to it from any holder of Senior Debt specifying such holder's name and address, they will not thereafter, without at least one day's prior written notice to the holder of such Senior Debt, make any request or demand for, accelerate or bring any action with respect to, the payment of the Debentures.

             9.6 Subrogation. Upon the payment in full of all Senior Debt, the Purchasers shall be subrogated to the rights of the holders of Senior Debt to receive payments or distributions of assets of the Company made on the Senior Debt until all of the obligations or the Debentures shall be paid in full. Except as may be otherwise ordered by a court with respect to the payments contemplated under Section 9.2 hereof, no payments or distributions to the holders of the Senior Debt of cash, property, securities or otherwise (including any amounts paid on account of the Debentures which are subsequently paid over to or held in trust for the benefit of the holders of any Senior Debt) shall, as between the Company, the Purchasers and the Company's other creditors, be deemed to be a payment by the Company on account of the Debentures. The provisions of this Section 9 are intended solely to define the relative rights of the Purchasers, on the one hand, and the holders of Senior Debt, on the other hand, vis a vis the Company.

             9.7 Absolute Obligation. Nothing contained in this Section 9 is intended to or shall impair, as among the Company, its creditors other than holders of Senior Debt and the Purchasers, the obligation of the Company, which is absolute and unconditional, to pay to the Purchasers any and all sums outstanding under the Debentures as and when the same shall become due and payable in accordance with the terms thereof. Nor is anything contained in this
Section 9 intended to: (a) affect the relative rights of the Purchasers and creditors of the Company other than the holders of Senior Debt; or (b) prevent the Purchasers from exercising all remedies otherwise permitted by applicable law upon default, subject to the limitations set forth in Section 9.5 hereof and to the rights under this Section 9 of the holders of Senior Debt with respect to cash, property or securities of the Company received upon the exercise of any such remedy. The failure of the Company to make any payment on the Debentures by reason of any provision of this Section 9 shall not be construed as preventing the occurrence of an Event of Default under Section 8.

             9.8 Conversion. Nothing contained in this Section 9 shall be deemed to prohibit the rights of the Purchasers to convert the Debentures pursuant to
Section 7 hereof and to receive the Common Shares issuable upon such conversion.

         10. Miscellaneous.

             10.1 Waivers and Amendments. With the written consent of the record or beneficial holders of more than a majority in principal amount of the then outstanding Debentures, (i) the obligations of the Company and the rights of the holders of the Debentures under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely), and (ii) the Company, when authorized by resolution of its Board of Directors, may enter into a supplementary agreement for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement; provided, however, that no such waiver or supplemental agreement shall reduce the aforesaid percentage of Debenture holders of which are required to consent to any waiver or supplemental agreement without the consent of the record or beneficial holders of all of the Debentures. Upon the effectuation of each such waiver, amendment or modification, the Company shall promptly give written notice thereof to the record holders of the Debentures who have not previously consented thereto in writing. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, except to the extent provided in this
Section 10. 1.

             10.2 Governing Law. This Agreement shall be construed under and governed by the internal laws of the State of New York without regard to its conflict of laws provisions.

             10.3 Survival. The representations, warranties, covenants and agreements made herein shall survive the execution of this Agreement and the Closing.

             10.4 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. The Company may not assign this Agreement.


             10.5 Entire Agreement. This Agreement, the exhibits to this Agreement, the Exceptions Letter, the prospective subscriber questionnaires completed and signed by the Purchasers, and the Rights Agreement constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof and supersede and replace any prior or concurrent agreements, understanding or representations between the Company and any Purchaser.

             10.6 Notices, etc. All notices required or permitted hereunder shall be in writing and shall be sent via facsimile, overnight courier service or mailed by first class mail. postage prepaid, addressed or sent (a) if to a Purchaser, at the address or facsimile number of the Purchaser set forth below such party's name in Exhibit A hereto, or at such other address or number as the Purchaser shall have furnished to the Company in writing, or (b) if to the Company at 4800 North Federal Highway, Suite 104-D Boca Raton, FL 33431, or at such other address or number as the Company shall have furnished to the Purchasers in writing, with a copy to Laurence G. Graev, Esq., O'Sullivan Graev & Karabell, LLP, 41st Floor, 30 Rockefeller Plaza, New York, NY 100112.

             10.7 Separability. In case any provision of this Agreement shall be declared invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

             10.8 Finder's Fees.

                  (a) The Company (i) represents and warrants that it has retained no finder or broker in connection with the transactions contemplated by this Agreement and (ii) hereby agrees to indemnify and to hold the Purchasers harmless of and from any liability for any commission or compensation in the nature of a finder's fee to any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which the Company, or any of its employees or representatives, are responsible.

                  (b) Each Purchaser (i) represents and warrants that it has retained no finder or broker in connection with the transactions contemplated by this Agreement and (ii) hereby agrees to indemnify and to hold the Company and the other Purchasers harmless of and from any liability for any commission or compensation in the nature of a finder's fee to any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which the Purchaser, or any of the Purchaser's employees or representatives, are responsible.

              10.9 Expenses and Fees. The Company shall bear all of the expenses and legal fees incurred with respect to this Agreement and the transactions contemplated hereby, including all legal fees and disbursements of Purchasers' counsel, as well as any costs incurred by the Purchasers in connection with the performance, enforcement and amendment of the terms hereof.

              10.10 Titles and Subtitles. The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

              10.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

              10.12 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Purchaser, upon any breach or default of the Company under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on a Purchaser's part of any breach or default under this Agreement, or any waiver on a Purchaser's part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing and that all remedies, either under this Agreement, or by law or otherwise afforded to a Purchaser, shall be cumulative and not alternative.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year finL above written.

                                        "COMPANY"

                                        BONE, MUSCLE AND JOINT, INC.



                                        By: /s/ David H Fater
                                            --------------------------------


                                        Its: EVP and Chief Financial Officer
                                             -------------------------------